Exhibit 99.1

Oil-Dri Announces Mark E. Lewry as Chief Operating Officer

CHICAGO – April 7, 2014 – Oil-Dri Corporation of America (NYSE: ODC) announced that effective today, Mark E. Lewry has been appointed Chief Operating Officer. In his new role as COO, Mr. Lewry will report directly to Daniel S. Jaffee and oversee the Business to Business Products Group of the company.

“Mark comes to us with a wealth of business leadership experience. We are very pleased to have Mark join Oil-Dri,” said Daniel S. Jaffee, President and CEO. “Mark will assume responsibility for our Business to Business Products Group and will work closely with the business teams to sharpen their growth strategies and help them execute those plans. Mark’s appointment and business growth experience are timely as our animal health, fluid purification and agricultural businesses have exciting opportunities in their near-term futures.”

Mr. Lewry was previously with the Marmon Group, a Berkshire Hathaway Company, where he served as Group President of five business units, including established and growth businesses, within the Retail Store Fixtures sector. During his tenure with the Marmon Group, he focused on business growth through strategy and innovation.

Prior to the Marmon Group, Mr. Lewry served as President and CEO of Conwed Plastics and President of Profile Products LLC (formerly AIMCOR). He has also provided valuable guidance as a board member to private companies and trade associations for over twenty years.

Mr. Lewry earned his bachelor’s degree in Economics and Management from Albion College in 1980 and earned an MBA in Finance and Marketing from the University of Michigan in 1982.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.